Exhibit 99.1

Media Contact                                            October 26, 2009
Andy Brimmer, 205-410-2777
Investor Relations Contact
Mary Ann Arico, 205-969-6175
maryann.arico@healthsouth.com

HEALTHSOUTH AMENDS CREDIT AGREEMENT AND
EXTENDS TERM LOAN

BIRMINGHAM, Ala. — HealthSouth Corporation (NYSE:HLS) today announced it has amended its credit agreement and extended maturity of a portion of its term loan. A segment of the lenders under the term loan that has a current outstanding balance of approximately $750 million will extend the maturity for $300 million of that loan from March 2013 to September 2015, contingent on certain conditions. The portion of the term loan maturing in 2013 will remain at the current interest rate of Libor plus 2.25 percent, while the portion with extended maturity will bear the interest rate of Libor plus 3.75 percent.

The credit agreement has been amended to allow, among other things, the Company to issue senior secured and unsecured notes in the bond market and increase the amounts the Company is able to spend on acquisitions and selected debt repurchases. The Company intends to file a Form 8-K, including a copy of the amended credit agreement, with the Securities and Exchange Commission on today. When filed, that Form 8-K will also be available on the Company’s Web site, www.healthsouth.com, in the investor section under SEC filings.

“The amendment and extension were very well received by our lenders,” said John Workman, Executive Vice President and Chief Financial Officer of HealthSouth. “As a result, the $300 million extension was significantly oversubscribed.”

“The debt profile of the Company was greatly improved by the modification, giving the Company greater financial flexibility to manage its overall capital structure and liquidity, and greater ability to increase shareholder value,” said Ed Fay, Senior Vice President – Finance and Treasurer of HealthSouth.

About HealthSouth
HealthSouth is the nation’s largest provider of inpatient rehabilitative healthcare services. Operating in 26 states across the country and in Puerto Rico, HealthSouth serves patients through its network of inpatient rehabilitation hospitals, long-term acute care hospitals, outpatient rehabilitation satellites, and home health agencies. HealthSouth strives to be the nation’s preeminent provider of inpatient rehabilitative healthcare services and can be found on the Web site at www.healthsouth.com.

Statements contained in this press release which are not historical facts are forward-looking statements. In addition, HealthSouth may from time to time make forward-looking public statements concerning the matters described herein. All such estimates, projections, and forward-looking information speak only as of the date hereof, and HealthSouth undertakes no duty to publicly update or revise such forward-looking information, whether as a result of new information, future events, or otherwise. Such forward-looking statements are necessarily estimates based upon current information and involve a number of risks and uncertainties. HealthSouth's actual results may differ materially from the results anticipated in these forward-looking statements as a result of a variety of factors. While it is impossible to identify all such factors, factors which could cause actual results to differ materially from those estimated by HealthSouth include, but are not limited to, any adverse outcome of various lawsuits, claims, and legal or regulatory proceedings that may be brought against the Company; significant changes in HealthSouth's management team; HealthSouth's ability to continue to operate in the ordinary course and manage its relationships with its creditors, including its lenders, bondholders, vendors and suppliers, employees, and customers; changes, delays in (including in connection with resolution of Medicare payment reviews or appeals), or suspension of reimbursement for HealthSouth's services by governmental or private payors; changes in the regulation of the healthcare industry at either or both of the federal and state levels; competitive pressures in the healthcare industry and HealthSouth's response thereto; HealthSouth's ability to obtain and retain favorable arrangements with third-party payors; HealthSouth's ability to attract and retain nurses, therapists, and other healthcare professionals in a highly competitive environment with often severe staffing shortages and the impact on HealthSouth's labor expenses from potential union activity and staffing shortages; general conditions in the economy and capital markets; and other factors which may be identified from time to time in HealthSouth's SEC filings and other public announcements, including HealthSouth's Form 10-K for the year ended December 31, 2008 and Form 10-Q for the quarters ended June 30, 2009 and March 31, 2009.

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